Exhibit 99.1

SECURITY CAPITAL ASSURANCE LTD

Security Capital Assurance Ltd One Bermudiana Road Hamilton HM 11 Bermuda Tel: +1 441-294-7448

Security Capital Assurance Ltd Announces Plans to Offer Preference Shares

Hamilton, Bermuda, March 26, 2007 – Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced that it intends to launch an offering of Fixed/Floating Series A Perpetual Non-Cumulative Preference Shares (the “Series A Preference Shares”) to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons under Regulation S.

SCA intends to use to use the net proceeds from the sale of the Series A Preference Shares for general corporate purposes.

The Series A Preference Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Series A Preference Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. SCA, through its subsidiaries – XL Capital Assurance Inc. (XLCA), a financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a provider of reinsurance to financial guarantee insurers – issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers. XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company's beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and, therefore, you should not place undue reliance on them.

A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company's other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future develop ments or otherwise.

Contact: Investors Frank Constantinople +1 441-294-7448 frank.constantinople@scafg.com	Media Courtney Franson +1 441-294-7448 courtney.franson@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com